Exhibit 4.5

SEVENTH SUPPLEMENTAL INDENTURE
This SEVENTH SUPPLEMENTAL INDENTURE, dated as of January 23, 2019 (this “Seventh Supplemental Indenture”), is among LII Mexico Holdings Ltd., a private limited company incorporated in England and Wales (the “Guarantor”), Lennox International Inc., a Delaware corporation (the “Company”), each other existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.
RECITALS
WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture”), as supplemented by the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) dated as of November 3, 2016, providing for the issuance of 3.000% Notes due 2023 of the Company (the “Notes”);
WHEREAS, Section 8.06 of the Sixth Supplemental Indenture provides that the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the Sixth Supplemental Indenture;
WHEREAS, the Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Guarantor has guaranteed; and
WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Seventh Supplemental Indenture to amend the Indenture, without the consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Seventh Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Seventh Supplemental Indenture refer to this Seventh Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The Guarantor, as primary obligor and not merely as surety, hereby jointly and severally with the Existing Guarantors, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns (the “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of the Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the Sixth

NAI-1506042912v3

Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.
3.    Termination, Release and Discharge. The Guarantee shall terminate and be of no further force or effect, and the Guarantor shall be released and discharged from all obligations in respect of the Guarantee, as and when provided in Section 8.03 of the Sixth Supplemental Indenture.
4.    Parties. Nothing in this Seventh Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Guarantee or any provision contained herein or in Article 8 of the Sixth Supplemental Indenture.
5.    Governing Law. This Seventh Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
7.    Trustee Makes No Representation; Trustee’s Rights and Duties. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Indenture and, except as expressly set forth in this Seventh Supplemental Indenture, nothing in this Seventh Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.
8.    Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
9.    Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
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NAI-1506042912v3

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

LENNOX INDUSTRIES INC.
ALLIED AIR ENTERPRISES INC.
LENNOX GLOBAL LLC
HEATCRAFT INC.
HEATCRAFT REFRIGERATION PRODUCTS LLC
ADVANCED DISTRIBUTOR PRODUCTS LLC
LENNOX NATIONAL ACCOUNT SERVICES LLC
LGL AUSTRALIA (US) INC.
LGL EUROPE HOLDING CO.

By:	/s/ Richard A. Pelini
Name: Richard A. Pelini
Title: Vice President and Treasurer

LENNOX INTERNATIONAL INC.
By:	/s/ Richard A. Pelini
Name: Richard A. Pelini
Title: Vice President and Treasurer

[Signature Page to Seventh Supplemental Indenture]

LII MEXICO HOLDINGS LTD.
By:	/s/ Erik Eduard Hagethorn
Name: Erik Eduard Hagethorn
Title: Director

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE
By:	/s/ Kristel D. Richards
Name: Kristel D. Richards
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]